Exhibit 99.1

Resource Exchange of America Corporation Obtains Membership in ISRI, the Leading Professional Association in the Recycling Industry

Press Release Source: Resource Exchange of America Corporation On Friday June 11, 2010, 12:00 pm EDT

SARASOTA, FL--(Marketwire - 06/11/10) - Resource Exchange of America Corporation (OTC.BB:RXAC - News), a Florida-based recycling company, is pleased to announce its membership with the Institute of Scrap Recycling Industries Inc. ("ISRI").

ISRI membership recognizes RXAC's professional standing in the scrap recycling industry and enables the Company to access ISRI's vast array of resources and services.

Dana Pekas, CEO of RXAC, commented, "Resource Exchange of America Corporation is excited about joining the leading association in the scrap recycling industry. An ISRI membership will provide us with valuable networking opportunities, as well as important products and services. We intend to use their resources to help achieve our goal of strong growth in the recycling industry."

About the Institute of Scrap Recycling Industries Inc.

ISRI is a non-profit trade association that is the "voice of the recycling industry." Based in Washington D.C., ISRI represents more than 1,600 private and public companies that process, broker and industrially consume scrap commodities. As the leading association in the industry, ISRI assists member companies by providing a variety of products and services designed to help them run better, cleaner, safer, and more profitable operations.

About Resource Exchange of America Corporation

Resource Exchange of America Corporation is working to become a recycling powerhouse by rolling up companies within asset recovery, processing and brokering of ferrous and nonferrous scrap metal. With its access to deep-water ports, the company will be able to sell the scrap metal to clients domestically as well as abroad. Resource Exchange of America Corporation will bring together the best companies within the recycling industry and elevate them to excellence, drawing on the strengths of the individual companies while combining forces to achieve synergies and be able to tackle the biggest jobs.

Disclaimer - Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

For more information about Resource Exchange of America Corporation, visit www.resource-exchange.com.